Exhibit 6.4

AMENDMENT TO

Purchase AGREEMENT

This Amendment to Purchase Agreement (this “Amendment”) is entered into as of September 11, 2023, by and between Avvenire Electric Vehicles Corp., a British Columbia corporation (“Vendor”), and Avvenire Electric Vehicle International Corp., a Nevada corporation (“Purchaser”).

R E C I T A L S

WHEREAS, on or around September 22, 2022, the parties entered into that certain Asset Purchase and Sale Agreement (“Purchase Agreement”) whereby Vendor sold certain Assets to Purchaser.

WHEREAS, pursuant to the Purchase Agreement, the Purchaser must pay to Vendor $4,541,583.79 as purchase price for the Assets.

WHEREAS, the parties wish to defer payment of the Purchase Price until on or prior to June 30, 2024 and to permit Purchaser to pay the Purchase Price via issuance of shares of common in the Purchaser at a price per share agreed to by Vendor and Purchaser.

WHEREAS, the parties wish to amend the Purchase Agreement in accordance with the foregoing, pursuant to the terms and conditions of this Amendment.

The Purchase Agreement is hereby amended as follows:

1. Payment. Payment of the Purchase price must occur on or before June 30, 2024. Payment of the Purchase Price may be satisfied via issuance of shares of common stock in Purchaser at a price agreed to by Purchaser and Vendor.

2. Amendment; Incorporation. Except as provided in this Amendment, all terms and conditions of the Purchase Agreement remain unchanged. No party waives any rights described in the Purchase Agreement by its execution hereunder, unless specified herein. All other terms and conditions of the Purchase Agreement apply except as specifically amended herein. In the event of conflict between this Amendment and the Purchase Agreement, the terms of this Amendment shall control. Terms used herein but not defined shall have the meaning ascribed to them in the Purchase Agreement. This Amendment is specifically incorporated into the Purchase Agreement.

3. Execution. This Amendment may be executed in counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument. The parties may execute this Amendment by delivery of signature by facsimile or electronic transmittal, which shall be deemed binding on the parties.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the 11th day of September, 2023.

PURCHASER

Avvenire Electric Vehicle International Corp.

By:
Aldo Baiocchi, CEO

VENDOR

Avvenire Electric Vehicles Corp.

By:
Aldo Baiocchi, authorized representative

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Amendment No. [One] of Purchase and Sale Agreement

This First Amending Agreement (this “Amendment”) is dated effective as of November 8,2022. (the “Effective Date”).

BETWEEN:

AVVENIRE ELECTRIC VEHICLES CORP, as vendor (hereinafter referred to, including its successors and assigns, as “Vendor”),

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AVVENIRE ELECTRIC VEHICLE INTERNATIONAL CORP., as purchaser (hereinafter referred to, including its successors and assigns, as “Purchaser”),

WHEREAS by an agreement of purchase and sale dated September 22,2022, between the Vendor, as vendor, and AVVENIRE ELECTRIC VEHICLE INTERNATIONAL CORP, as purchaser (collectively, the “Asset Purchase and Sale Agreement”), the Purchaser agreed to purchase from the Vendor assets described in the Purchase Agreement;

AND WHEREAS the parties hereto wish to amend the Purchase and Sale Agreement by changing the consideration from shares to cash and extending the closing date on the terms and subject to the conditions set forth herein;

NOW THEREFORE in consideration of the sum of $4,541,483.79 USD or $6,130,794 CAD, the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. In this agreement, except as otherwise set forth herein, capitalized terms used and not defined in this Amendment shall have the respective meanings given to them in the Purchase Agreement.

2. Amendments. The Purchase and Sale Agreement is hereby amended, as of the Effective Date, as follows:

(a)	Article 1 of the Purchase and Sale Agreement is hereby amended by removing the following sections:
●	Section 1.1(h) – Deleted.
●	Section 1.1(t) – Deleted.

(b)	Article 2 of the Purchase and Sale Agreement is hereby amended to state:
●	“2.2 Purchase Price – At closing in consideration for the assets, the purchaser will pay in cash $4,541,583.79 USD or $6,130,794 CAD (collectively, the “Purchase Price”).

(c)	Article 2 of the Purchase Agreement is hereby amended by removing and restating the following sections:
●	“2.4(b) – Deleted.”
●	“2.4(c) – the purchaser shall have paid the purchase price to the vendor in full on or before December 15th, 2023.

(d)	Article 4 of the Purchase and Sale Agreement is here by amended by removing the following section:
●	“4.3 (c) – Deleted”

3. No Other Amendments; Time of the Essence. Except as amended in this Amendment, all other terms and conditions of the Purchase Agreement remain the same and unmodified and in full force and effect, and time continues to be of the essence.

4. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by email, is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

6. Governing Law. This Agreement is governed by and construed in accordance with the laws of the Province of Ontario, and the federal laws of Canada applicable in that Province without giving effect to any choice or conflict of law provision or rule whether of the Province of Ontario or any other jurisdiction).

7. Entire Agreement. This Amendment constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

VENDOR:

Avvenire Electric Vehicle Corp.

By:
Name:	Aldo Baiocchi
Authorized Signatory

PURCHASER:

Avvenire Electric Vehicle International Corp.

By:
Name:	Rob Abenante
Authorized Signatory